UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Home Products International, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by Home Products International, Inc.

Pursuant to Rule 14a-12 of the

Securities Exchange Act of 1934

Subject Company: Home Products International, Inc.

Commission File No. 0-17237

The following press release was issued by Home Products International, Inc. on June 7, 2004:

CONTACT:

Investor Relations

James Winslow, Executive VP & CFO

(773) 890-1010

FOR IMMEDIATE RELEASE

PRESS RELEASE REGARDING

HOME PRODUCTS INTERNATIONAL, INC.’S SENIOR SUBORDINATED NOTES

Chicago, IL, June 7, 2004 – Home Products International, Inc. (Nasdaq SmallCap: HOMZ) (the “Company”) announced today that it does not expect the transactions contemplated by its recently announced merger agreement with JRT Acquisition, Inc., an entity wholly owned by James R. Tennant, to constitute a “Change of Control” as such term is defined in the Indenture dated May 14, 1998 related to the Company’s 9 and 5/8% Senior Subordinated Notes due 2008 (the “Indenture”). Mr. James R. Tennant, the Company’s Chairman and CEO, is expected to beneficially own a majority of the total voting power of the Voting Stock (as such term is defined in the Indenture) of the Company following consummation of such transaction. Accordingly, the Company believes that the senior subordinated bondholders will not have the right to require a repurchase of their notes pursuant to the change of control provisions in the Indenture.

In connection with the transaction, the Company expects to obtain certain amendments to the Indenture. The Company expects to provide information with respect to such amendments in due course. A copy of the Indenture is available on the SEC’s website, www.sec.gov.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares, nor is it a solicitation of a proxy to vote in connection with the transaction. In connection with the merger, the Company will file a proxy statement and other relevant documents concerning the transaction with the SEC. The proxy statement will be sent to the stockholders of the Company. Before making any voting or investment decision with respect to the merger, stockholders of the Company are urged to read the proxy statement and any other relevant documents filed with the SEC when they become available because they will contain important information about the merger. Investors and security holders can obtain free copies of the proxy statement and other documents filed with the SEC when they become available by contacting Shareholder Relations, 4501 West 47th Street, Chicago, IL 60632 (Telephone (773) 890-1010). In addition, documents filed with the SEC by the Company will be available free of charge at the SEC’s web site at www.sec.gov. You may also read and copy any reports, statements and other information filed by the

Company at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC’s other public reference rooms. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

The Company and JRT Acquisition and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from Company stockholders in favor of the merger. Certain executive officers and directors of the Company have interests in the merger, including, among others: direct ownership of JRT Acquisition; change of control payments; acceleration of and/or vesting of restricted stock, deferred compensation fees and stock options; and their ownership of the Company common stock. These interests will be described in the proxy statement when it becomes available.

Home Products International, Inc. is an international consumer products company specializing in the manufacture and marketing of quality diversified housewares products. The Company sells its products through national and regional discounters including Kmart, Wal-Mart and Target, hardware/home centers, food/drug stores, juvenile stores and specialty stores.

NOTE: This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company. While management makes its best efforts to be accurate in making these forward-looking statements, such statements are based on management’s current expectations and are subject to risks, uncertainties and assumptions, including those identified below as well as other risks not yet known to the Company or not currently considered material by the Company. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those expected. These risks include, but are not limited to, risk that the merger will not be consummated, risk that the approval of the stockholders or the stockholders unaffiliated with JRT Acquisition of the merger will not be obtained, unanticipated difficulties and costs associated with the financing of the proposed transactions and procuring the approval of holders of the Company’s outstanding bonds, as well as risks and uncertainties associated with the Company’s operating results, prospects and valuation. For a more detailed description of these and other risk factors, please refer to the Company’s 10-K, 10-Q and other SEC filings. Copies of those filings are available at the SEC’s website www.sec.gov. The Company undertakes no obligation to update any such factors or to announce the results of any revision to any of the forward-looking statements contained herein to reflect future events or developments.

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